Exhibit 10.90

FIRST AMENDED AND RESTATED PROMISSORY NOTE

$10,000,000.00	December 8, 2023 (“Effective Date”)

FOR VALUE RECEIVED HOF Village Retail I, LLC, a Delaware limited liability company (“Retail I”), HOF Village Retail II, LLC, a Delaware limited liability company (“Retail II”), and Hall of Fame Resort & Entertainment Company, a Delaware corporation (“HOFRECo”, and together with Retail I and Retail II, collectively the “Borrower”) jointly and severally promises to pay to the order of and CH Capital Lending LLC, Delaware limited liability company (the “Lender,” which term shall include any holder hereof) at its offices located at with a place of business and address at 11111 Santa Monica Blvd., Suite 800, Los Angeles, California 90025 or at such other place as the holder hereof may designate (the “Payment Office”), Ten Million and No/100 Dollars (U.S. $10,000,000.00) or so much thereof as shall have been advanced by the Lender, pursuant to the Loan Agreement (defined below) and this First Amended and Restated Promissory Note (as amended, restated, amended and restated, supplemented, waived, refinanced, renewed, replaced, extended or otherwise modified from time to time, this “Note”), with interest thereon to be computed in accordance with this Note, all to be paid in accordance with the terms of this Note (the “Loan”).

WHEREAS, reference is made to that certain Loan Agreement dated September 27, 2022 entered into by Retail I, Retail II, and The Huntington National Bank (“HNB”) under the terms of which HNB agreed to loan up to Ten Million Dollars ($10,000,000) (the “Maximum Principal Amount”) as amended by (i) that certain Joinder and First Amendment to Loan Agreement entered into by and between Borrower and Lender dated September 21, 2023, (ii) that certain Second Amendment to Loan Agreement by and between Borrower and Lender dated October 6, 2023, (iii) that certain Third Amendment to Loan Agreement by and between Borrower and Lender dated October 16, 2023, (iv) that certain Fourth Amendment to Loan Agreement by and between Borrower and Lender dated November 16, 2023 and effective September 21, 2023 and (v) that certain Fifth Amendment to Loan Agreement by and between Borrower and Lender dated as of the Effective Date (collectively, the “Loan Agreement”).

WHEREAS, Lender has succeeded to the rights and obligations of HNB under the Loan Agreement pursuant to that certain Assignment of Note, Security Instrument and Other Loan Documents dated as of September 21, 2023, and is now the holder of that certain Promissory Note dated September 27, 2022 (the “Original Note”) in the principal amount of $10,000,000 in which HNB was payee and Retail I and Retail II were makers.

WHEREAS, this Note is issued in connection with the Loan Agreement and the other agreements and documents executed and/or delivered in connection therewith or referred to therein, the terms of which are incorporated herein by reference (as amended, modified or renewed from time to time, collectively, the “Loan Documents”), and is secured by the property described in the Loan Documents and by such other collateral as previously may have been or may in the future be granted to the Lender to secure this Note. Capitalized terms not otherwise defined in this Note shall have the meaning ascribed to them in the Loan Agreement.

WHEREAS, the parties wish to amend and restate, in its entirety, the Original Note in accordance with the terms and provisions of this Note.

NOW, THEREFORE, in consideration of the foregoing premises and the other agreements and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Recitals; Joint and Several Liability. The foregoing recitals are hereby incorporated into this Note as if set forth in full herein. Each of the entities that comprise Borrower shall be jointly and severally liable for all obligations of Borrower under this Note, the Loan Agreement, and the other Loan Documents.

2. Amendment and Restatement Not a Novation. This Note amends, restates, and supersedes, in its entirety, the Original Note, but shall not be considered a novation of the obligations evidenced by the Original Note. In consideration of Lender’s agreement to amend and restate the Original Note pursuant to the terms hereof, Borrower hereby releases and discharges Lender and their respective members, managers, directors, officers, employees, attorneys, agents, affiliates, and subsidiaries, from any and all claims, demands, liabilities, and causes of action whatsoever, existing as of the Effective Date and arising out of or in any way related to the Original Note, the Loan Agreement, the other Loan Documents, any agreement or instrument executed in connection therewith, and/or any of the transactions contemplated thereby.

3. Defined Terms.

As used in this Note, the following initially capitalized terms shall have the meanings ascribed below.

“Business Day” means any day other than a Saturday, a Sunday, or other day on which the Lender is authorized or required by Law to be closed.

“Change in Law” means the occurrence, after the date of this Note, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrower, and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Lender and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

2	First Amended and Restated Promissory Note (HNB/Retail)

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 6, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office and (c) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of the Loan Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(l) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Interest Period” means a period of one (1) month; provided, that any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day. The initial Interest Period shall commence on the Loan Closing Date.

“Interest Rate” means twelve-and-one-half percent (12.50%) per annum, compounded monthly.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).

3	First Amended and Restated Promissory Note (HNB/Retail)

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

4. Interest Rates; Rate Disclaimer.

(a) Interest Rate Generally. Subject to the terms and conditions of this Note, the outstanding amount of the Loan shall bear interest equal to the Interest Rate.

(b) Late Charge. If the Borrower fails to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Note or the Loan Documents within seven (7) calendar days of the date due and payable, the Borrower also shall pay to Lender a late charge equal to the lesser of five percent (5%) of the amount of such payment or $250 (the “Late Charge”); provided, however, that the Late Charge shall not apply to the payment due on the Initial Maturity Date or the Extended Maturity Date. Such seven (7) day period shall not be construed in any way to extend the due date of any such payment.

(c) Default Rate. Upon and after the occurrence and during the continuation of an Event of Default (defined below), at the election of Lender all interest accruing in respect of any loan or other obligation of Borrower under this Note shall be increased by a per annum percentage equal to five percent (5.00%) over the Interest Rate (the “Default Rate”). The Default Rate shall continue to apply whether or not judgment shall be entered on this Note.

(d) Liquidated Damages. Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying the Lender’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Lender’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Lender may employ. In addition, the Default Rate reflects the increased credit risk to the Lender of carrying a loan that is in default. Borrower agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Lender, and that the actual harm incurred by the Lender cannot be estimated with certainty and without difficulty.

(e) Computation of Interest and Fees. All computations of interest on the unpaid principal and accrued interest due under this Note and the other obligations of Borrower and any and all fees due under the Loan Documents shall be computed on a 365/360 basis; that is, in the case of interest, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Any reference in this Note to a “per annum” rate shall be based on a year of 360 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 4(g), bear interest for one day.

4	First Amended and Restated Promissory Note (HNB/Retail)

(f) [Intentionally Deleted]

(g) Maximum Rate. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan hereunder.

(h) [Intentionally Deleted]

5. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender, (ii) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (a) through (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (iii) impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Note or the Loan made by the Lender, and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan or of maintaining its obligation to make any Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or its lending office or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Note, the commitments of the Lender or the Loan made by the Lender, to a level below that which the Lender or its holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

5	First Amended and Restated Promissory Note (HNB/Retail)

(c) Certificates for Reimbursement; Delay in Requests. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company as specified in the foregoing paragraph (a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 5 shall not constitute a waiver of the Lender’s right to demand such compensation: provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

6. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 6) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Borrower and each Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Loan Parties. The Borrower and each Guarantor shall jointly and severally indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 6) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

6	First Amended and Restated Promissory Note (HNB/Retail)

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 6, Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 6 (including by the payment of additional amounts pursuant to this Section 6), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this Section 6(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 6(e), in no event will the Lender be required to pay any amount to Borrower pursuant to this Section 6(e) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 6(e) shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(f) Exemption Certificates. If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding, or as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements.

7. [Intentionally Deleted]

8. Payment Terms and Maturity Date.

(a) Interest shall be due and payable with the entire outstanding principal balance together with accrued but unpaid interests on December 4, 2024 (the “Initial Maturity Date”). In the event Borrower elects and qualifies for the Extension Option, if not sooner paid as hereinafter permitted, the unpaid principal balance of this Note and all accrued and unpaid interest and other charges hereunder shall be due and payable in full on the Initial Maturity Date, or Extended Maturity Date, as the case may be.

7	First Amended and Restated Promissory Note (HNB/Retail)

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, the due date shall be extended to the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that if such next succeeding Business Day occurs in the following calendar month, then the due date shall be the immediately preceding Business Day.

9. Prepayments.

Subject to Section 12(j), the Borrower may, upon notice by the Borrower to the Lender in writing (delivered by hand or fax) or through an Electronic System, if arrangements for doing so have been approved by the Lender, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that such notice shall be received by the Lender not later than 12:00 p.m. on the date of such prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the payment amount specified in such notice shall be due and payable on the date specified therein. All prepayments of the Loan shall be applied to the unpaid installments of principal thereof in the inverse order of scheduled maturities.

10. Events of Default.

(a)	An “Event of Default” shall exist if any of the following occurs and is continuing:

(i)	Borrower fails to make any payment of interest and/or principal hereunder or any other payment required hereunder when and as the same becomes due, subject to any applicable notice and/or cure periods; or

(ii)	An Event of Default (as defined in the Loan Agreement) occurs and is continuing beyond any applicable notice and/or cure period under the Loan Agreement.

(b) Upon the occurrence and during the continuance of an Event of Default: (i) Lender shall be under no further obligation to make advances hereunder; (ii) the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder and under any other Loan Document shall be immediately due and payable without demand or notice of any kind; (iii) at Lender’s option, this Note will bear interest at the Default Rate (defined below) from the date of the occurrence of the Event of Default; and (iv) the Lender may exercise from time to time any of the rights and remedies available under the Loan Documents or under applicable law. Each of the foregoing remedies is distinct and cumulative to all the other rights or remedies under this Note or afforded by law or equity, and may be exercised concurrently, independently or successively, in any order whatsoever.

(c) No course of dealing on the part of the Lender and no delay or failure on the part of the Lender to exercise any right shall operate as a waiver of such right or otherwise prejudice the Lender’s rights, powers and remedies.

8	First Amended and Restated Promissory Note (HNB/Retail)

11. Right of Setoff.

Upon the occurrence of an Event of Default, Lender shall have, with respect to the Borrower’s obligations to the Lender under this Note and to the extent permitted by law, a contractual right of setoff against, all of the Borrower’s right, title and interest in and to, all of the Borrower’s deposits, moneys, securities and other property now or hereafter in the possession of or on deposit with, Lender, whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, however, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Every such right of setoff may be exercised without demand upon or notice to the Borrower. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Lender, although the Lender may enter such setoff on its books and records at a later time.

12. Optional Conversion. At any time beginning January 10, 2024, and from time to time prior to the Note Maturity Date, Lender shall have the right, but not the obligation, to elect to convert all or any portion of the principal amount of this Note into shares of HOFRECo’s common stock, par value $0.0001 per share (“HOFRECo Common Stock”) on the terms and conditions in this Section 12 (any such conversion, an “Optional Conversion”).

(a) Lender may elect to convert all or any portion of the principal amount of this Note into that number of shares of HOFRECo Common Stock equal to the quotient of (A) the sum of (x) the principal amount of this Note being converted specified in the Conversion Notice (defined below), plus (y) all accrued and unpaid interest on such principal amount of this Note as of the applicable Conversion Election Effective Date (defined below), divided by (B) the Conversion Price (defined below) as of the applicable Conversion Election Effective Date, with fractional shares of HOFRECo Common Stock rounded up or down as provided in Section 12(g). “Conversion Price” means $3.64, as appropriately adjusted for stock splits, stock dividends, combinations, and subdivisions of HOFRECo Common Stock.

(b) In order to effectuate an Optional Conversion of all or any portion of the principal amount of this Note, Lender shall submit a written notice to HOFRECo, duly executed by Lender (a “Conversion Notice”), accompanied by this Note, stating that Lender irrevocably elects to convert the principal amount of this Note specified in such Conversion Notice. In the event that only a portion of this Note is being converted, Borrower shall issue a replacement Note representing the remaining principal amount of this Note that has not been converted. An election to convert all or any portion of the principal amount of this Note pursuant to an Optional Conversion shall be deemed to have been made as of the following dates (the “Conversion Election Effective Date”): (A) on the date of receipt, with respect to any Conversion Notice received by HOFRECo at or prior to 5:00 p.m., New York City time, on any Business Day, and (B) on the next Business Day following such receipt, with respect to any Conversion Notice received by HOFRECo on a non-Business Day or after 5:00 p.m., New York City time, on any Business Day. The conversion of the principal amount of this Note with respect to which an Optional Conversion election is made, and the issuance of all shares of HOFRECo Common Stock to be issued pursuant to such conversion, shall become effective as of the applicable Conversion Election Effective Date. Within three (3) Business Days after the applicable Conversion Election Effective Date, HOFRECo shall deliver to Lender (or, if applicable, in the name of Lender’s designee as stated in the Conversion Notice), by book-entry delivery, a number of shares of HOFRECo Common Stock equal to the number of shares to which such holder is entitled pursuant to such Optional Conversion.

9	First Amended and Restated Promissory Note (HNB/Retail)

(c) Upon any conversion of this Note, the rights of Lender with respect to the unpaid principal amount hereunder converted into shares of HOFRECo Common Stock shall cease and Lender shall be deemed to have become the owner of the shares of HOFRECo Common Stock into which such principal amount of this Note shall have been converted and such converted principal amount shall be extinguished and deemed to have been forgiven or repaid and shall no longer be outstanding and no future interest shall accrue on any such amount.

(d) All shares of HOFRECo Common Stock delivered upon any Optional Conversion will, upon such conversion, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights, free from all taxes, liens, security interests, charges and encumbrances (other than liens, security interests, charges or encumbrances created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).

(e) The issuance of shares of HOFRECo Common Stock upon conversion of all or any portion of the principal amount of this Note pursuant to any Optional Conversion shall be made without payment of additional consideration by, or other charge, cost or tax to, Lender in respect thereof; provided, however, that HOFRECo shall not be required to pay any tax or other governmental charge that may be payable with respect to the issuance or delivery of any shares of HOFRECo Common Stock in the name of any person other than Lender, and no such delivery shall be made unless and until the person requesting such issuance has paid to HOFRECo the amount of any such tax or charge, or has established to the satisfaction of HOFRECo that such tax or charge has been paid or that no such tax or charge is due.

(f) HOFRECo shall at all times reserve and keep available out of its authorized but unissued shares of HOFRECo Common Stock, solely for the purpose of issuance upon conversion of the principal amount of this Note in accordance with this Section 12, such number of shares of HOFRECo Common Stock issuable upon the conversion of all outstanding principal amount of this Note pursuant to any Optional Conversion at the Conversion Price. HOFRECo shall take all such actions as may be necessary to assure that all such shares of HOFRECo Common Stock may be so issued without violation of any applicable law or governmental regulation applicable to HOFRECo or any requirements of any securities exchange upon which shares of HOFRECo Common Stock may be listed (except for official notice of issuance, which shall be immediately delivered by HOFRECo upon each such issuance). HOFRECo shall not take any action which would cause the number of authorized but unissued shares of HOFRECo Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the principal amount of this Note.

10	First Amended and Restated Promissory Note (HNB/Retail)

(g) No fractional shares of HOFRECo Common Stock shall be issued upon any Optional Conversion of all or any portion of the principal amount of this Note. In lieu of delivering a fractional share of HOFRECo Common Stock to any holder in connection with an Optional Conversion, any fractional share of HOFRECo Common Stock shall be rounded up or down to the next whole number or zero, as applicable (with one-half being closer to the next lower whole number for this purpose).

(h) The Conversion Price shall be subject to a weighted average anti-dilution adjustment from time to time as follows:

(i) If HOFRECo shall at any time or from time to time during the period from the date of this Note to the Note Maturity Date, issue any additional shares of HOFRECo Common Stock (or be deemed to have issued any shares of HOFRECo Common Stock as provided herein), other than Excluded Securities (as defined in Section 12(h)(iii)) and Excluded Transactions (as defined in Section 12(h)(iv)) (such additional shares, “Additional Shares”), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of HOFRECo Common Stock, the Conversion Price in effect immediately prior to such issuance shall forthwith be lowered to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

●	“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of HOFRECo Common Stock;

●	“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of HOFRECo Common Stock;

●	“A” shall mean the number of shares of HOFRECo Common Stock outstanding immediately prior to such issue of Additional Shares of HOFRECo Common Stock (including any shares of HOFRECo Common Stock deemed to have been issued pursuant to Section 12(h)(ii)(D));

●	“B” shall mean the number of shares of HOFRECo Common Stock that would have been issued if such Additional Shares of HOFRECo Common Stock had been issued at the price per share equal to CP1 (determined by dividing the aggregate consideration received by HOFRECo in respect of such issue by CP1); and

●	“C” shall mean the number of such Additional Shares of HOFRECo Common Stock issued in such transaction.

11	First Amended and Restated Promissory Note (HNB/Retail)

(ii) For the purposes of any adjustment of the Conversion Price pursuant to Section 12 (h)(i), the following provisions shall be applicable:

(A) In the case of the issuance of HOFRECo Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by HOFRECo for any underwriting or otherwise in connection with the issuance and sale thereof.

(B) In the case of the issuance of HOFRECo Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of HOFRECo, irrespective of any accounting treatment.

(C) In the case of the issuance of HOFRECo Common Stock without consideration, the consideration shall be deemed to be $0.01 per share.

(D) In the case of the issuance of (x) options or warrants to purchase or rights to subscribe for HOFRECo Common Stock, (y) debt or securities by their terms convertible into or exchangeable for HOFRECo Common Stock or (z) options to purchase rights to subscribe for such convertible or exchangeable securities:

(1) the aggregate maximum number of shares of HOFRECo Common Stock deliverable upon exercise of such options or warrants to purchase or rights to subscribe for HOFRECo Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A), (B) and (C) above), if any, received by HOFRECo upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the HOFRECo Common Stock covered thereby; and

(2) the aggregate maximum number of shares of HOFRECo Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable debt or securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or warrants or rights were issued and for a consideration equal to the consideration received by HOFRECo for any such securities and related options or warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by HOFRECo upon the conversion or exchange of such securities or the exercise of any related options or warrants or rights (the consideration in each case to be determined in the manner provided in subdivisions (A), (B) and (C) above).

12	First Amended and Restated Promissory Note (HNB/Retail)

(iii) For purposes of this Section 12(h), the term “Excluded Securities” shall mean (i) shares of HOFRECo Common Stock issued to officers, employees, directors or consultants of HOFRECo and its subsidiaries, pursuant to any agreement, plan or arrangement approved by the Board of Directors of HOFRECo, or options or warrants to purchase or rights to subscribe for such HOFRECo Common Stock, or debt or securities by their terms convertible into or exchangeable for such HOFRECo Common Stock, or options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities pursuant to such agreement, plan or arrangement; (ii) shares of HOFRECo Common Stock issued as a stock dividend or upon any stock split or other subdivision or combination of shares of HOFRECo Common Stock; or (iii) securities issued pursuant to the acquisition of another corporation or other entity by HOFRECo by merger or purchase of stock or purchase of all or substantially all of such other corporation’s or other entity’s assets whereby HOFRECo owns not less than a majority of the voting power of such other corporation or other entity following such acquisition or purchase.

(iv) For purposes of this Section 12(h), the term “Excluded Transactions” shall mean sales of shares of Common Stock issued under the Company’s “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act; provided, however, that each financial quarter during which the Company’s sales of such shares reaches a multiple of $5 million aggregate consideration beginning with sales occurring after the Effective Date for an average consideration per share for such multiple of $5 million aggregate consideration that is less than the Exercise Price then in effect at the end of such financial quarter, the Exercise Price in effect at the end of such financial quarter shall forthwith be lowered to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the formula set forth in Section 12(h)(i), with the following adjustments: (A) “A” shall mean the difference of (1) the number of shares of Common Stock outstanding immediately following the sale of a share under the Company’s “at the market offering” that reaches a multiple of $5 million (including any shares of Common Stock deemed to have been issued pursuant to Section 12(h)(ii)(D)), minus (2) the number of shares of Common Stock issued under the Company’s “at the market offering” for such multiple of $5 million and (B) “C” shall mean the number of such shares of Common Stock issued under the Company’s “at the market offering” for such multiple of $5 million.

13	First Amended and Restated Promissory Note (HNB/Retail)

(i) Nasdaq 19.99% Cap. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents (defined below), HOFRECo and Lender agree that the total cumulative number of shares of HOFRECo Common Stock that may be issued to Lender hereunder and under the other Transaction Documents may not exceed the requirements of Nasdaq Listing Rule 5635(d) (“Nasdaq 19.99% Cap”), except that such limitation will not apply following Approval (defined below). If the number of shares of HOFRECo Common Stock issued to Lender under this Note and the other Transaction Documents reaches the Nasdaq 19.99% Cap, so as not to violate the 20% limit established in Listing Rule 5635(d), HOFRECo, at its election, will use reasonable commercial efforts to obtain stockholder approval of this Note and the issuance of additional shares of HOFRECo Common Stock upon the conversion of the portion of the Loan under this Note, if necessary, in accordance with the requirements of Nasdaq Listing Rule 5635(d) (the “Approval”). For purposes hereof, “Transaction Documents” means, collectively (A) this Note, and (B) all other securities issued, effective as of the Effective Date, by HOFRECo in connection with the transactions contemplated by this Note.

(j) Prepayment Notice. Prior to the prepayment of all or any portion of the loan evidenced by this Note, Borrower shall provide at least ten (10) days’ written notice to Lender. Within twenty (20) Business Days after Lender’s receipt of such notice, Lender shall have the right (but not the obligation) to convert all or any portion of the loan evidenced by this Note, in accordance with this Section 12, at the Conversion Price then in effect.

13. Miscellaneous.

(a) Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder shall be given in the manner prescribed in the Loan Agreement.

(b) Delay Not Prejudicial to Lender. No delay or omission on the Lender’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Lender’s action or inaction impair any such right or power.

(c) Lender’s Remedies Cumulative. The Lender’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Lender may have under other agreements, at law or in equity.

(d) No Oral Modification. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Note will be effective unless made in a writing signed by the Lender.

(e) Lender’s Costs/Expenses. The Borrower agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Lender in the enforcement of its rights in this Note and in any security therefore, including without limitation reasonable fees and expenses of the Lender’s counsel.

14	First Amended and Restated Promissory Note (HNB/Retail)

(f) Partial Invalidity; Severability. If any provision of this Note is found to be invalid, illegal or unenforceable in any respect by a court, all the other provisions of this Note will remain in full force and effect.

(g) Waivers. Borrower and all other makers and indorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment, and demand, with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein. The Borrower also waives all defenses based on suretyship or impairment of collateral.

(h) Successors and Assigns Bound. This Note shall bind the Borrower and its heirs, executors, administrators, successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns; provided, however, that the Borrower may not assign this Note in whole or in part without the Lender’s written consent and the Lender at any time may assign this Note in whole or in part.

(i) Governing Law,· Jurisdiction. This Note has been delivered to and accepted by the Lender and will be deemed to be made in the State of Ohio. THIS NOTE WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE LENDER AND THE BORROWER DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, EXCLUDING ITS CONFLICT OF LAWS RULES. The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in Stark or Cuyahoga County, Ohio; provided that nothing contained in this Note will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Lender and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

(j) Index Value. This Note expresses an initial interest rate and an initial index value to two (2) places to the right of the decimal point. This expression is done solely for convenience. The reference sources for the index used by Lender, as stated in this Note, may actually quote the index on any given day to as many as five (5) places to the right of the decimal point. Therefore, the actual index value used to calculate the interest rate on and the amount of interest due under this Note will be to five (5) places to the right of the decimal point.

(k) Posting and Application of Payments.

(i) All payments of principal, interest and other amounts payable hereunder, or under any of the other Loan Documents must be made to Lender not later than 11:00 a.m. (EST) on the due date to ensure credit on the due date. All credits shall be provisional, subject to verification and final settlement. Lender may charge the Operating Account for the amount of any item of payment or other payment that is returned to Lender unpaid or otherwise not collected.

15	First Amended and Restated Promissory Note (HNB/Retail)

(ii) Prior to an Event of Default under this Note, payments shall be applied first to interest, then to principal, then to any fees or other amounts due and owing to Lender in connection with the Loan. After an Event of Default under this Note, payments may be applied, at Lender’s option, as follows: first to any collection costs or expenses (including reasonable attorneys’ fees), then to any late charges or other fees owing under the Loan Documents, then to accrued interest, then to principal. To the extent that Borrower makes a payment or Lender receives any payment or proceeds of the Collateral (as defined in the Loan Agreement) for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Loan, or part thereof intended to be satisfied, shall be revived and continue as if such payment or proceeds had not been received by Lender.

(iii) Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any other Loan Document, without any deduction whatsoever, including any deduction for any setoff or counterclaim.

(l) IMPORTANT INFORMATION ABOUT PROCEDURES REQUIRED BY THE USA PATRIOT ACT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each entity or person who opens an account or establishes a relationship with Lender.

What this means: When an entity or person opens an account or establishes a relationship with Lender, Lender may ask for the name, address, date of birth, and other information that will allow the Lender to identify the entity or person who opens an account or establishes a relationship with Lender. Lender may also ask to see identifying documents for the entity or person.

(m) Compensation for Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of (i) any payment or prepayment of any Loan accruing interest on a day other than the last day of an Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) or (ii) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay or borrow any Loan accruing interest on the date or in the amount notified by the Borrower, including any loss or expense arising from the liquidation or reemployment of funds.

(n) Survival. All of the Borrower’s obligations under Sections 5 through 7 hereof shall survive termination of the Lender’s commitment to make the Loan and repayment of the Loan.

16	First Amended and Restated Promissory Note (HNB/Retail)

(o) Joint and Several Liability. In the event that this Note is made by more than one Borrower, the promises and agreements herein shall be construed to be and are hereby declared to be the joint and several promises and agreements of all Borrowers and shall constitute the joint and several obligations of each of Borrowers and shall be fully binding upon and enforceable against each of Borrowers. Neither the death nor release of any person or party to this Note shall affect or release the joint and several liability of any other person or party. Lender may at its option enforce this Note against one or all of Borrowers, and Lender shall not be required to resort to enforcement against each of Borrowers and the failure to proceed against or join any Borrower shall not affect the joint and several liability of any other Borrower.

14. Power To Confess Judgment.

Borrower authorizes any attorney at law to appear in any court of record in the State of Ohio or in any other state or territory of the United States of America after the loan evidenced by this Note becomes due, whether by acceleration or otherwise, to waive the issuing and service of process, and to confess judgment against Borrower in favor of Lender for the amount then appearing due on this Note, together with costs of suit, and thereupon to waive all errors and all rights of appeal and stays of execution. Borrower waives any conflict of interest that an attorney hired by Lender may have in acting on Borrower’s behalf in confessing judgment against Borrower while such attorney is retained by Lender. Borrower expressly consents to such attorney acting for Borrower in confessing judgment and to such attorney’s fee being paid by Lender or deducted from the proceeds of collection of this Note or collateral security therefor.

15. WAIVER OF JURY TRIAL.

BORROWER ACKNOWLEDGES AND AGREES THAT THERE MAY BE A CONSTITUTIONAL RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM, DISPUTE OR LAWSUIT ARISING BETWEEN OR AMONG BORROWER AND LENDER, BUT THAT SUCH RIGHT MAY BE WAIVED. ACCORDINGLY, THE BORROWER AGREES THAT, NOTWITHSTANDING SUCH CONSTITUTIONAL RIGHT, IN THIS COMMERCIAL MATTER, BORROWER BELIEVES AND AGREES THAT IT SHALL BE IN THEIR BEST INTERESTS TO WAIVE SUCH RIGHT, AND, ACCORDINGLY, HEREBY WAIVES SUCH RIGHT TO A JURY TRIAL, AND FURTHER AGREES THAT THE BEST FORUM FOR HEARING ANY CLAIM, DISPUTE, OR LAWSUIT, IF ANY, ARISING IN CONNECTION WITH THIS NOTE, THE LOAN DOCUMENTS, OR THE RELATIONSHIP AMONG THE BORROWER, LENDER, AND ANY OTHER PARTY TO THE LOAN DOCUMENTS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, OR WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK-

SIGNATURE PAGE TO IMMEDIATELY FOLLOW]

17	First Amended and Restated Promissory Note (HNB/Retail)

IN WITNESS WHEREOF, Borrower has executed and delivered this Note in Stark County, Ohio, as of the day and year first set forth above.

BORROWER:

WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

HALL OF FAME RESORT &
ENTERTAINMENT COMPANY,
a Delaware corporation

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Officer

The Borrower acknowledges that it has read and understood all the provisions of this Note, including the confession of judgment and waiver of jury trial, and has been advised by counsel as necessary or appropriate.

Signature Page to First Amended and Restated Promissory Note (HNB/Retail)

IN WITNESS WHEREOF, Borrower has executed and delivered this Note in Stark County, Ohio, as of the day and year first set forth above.

BORROWER:

WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

HOF Village Retail I, LLC, a Delaware limited liability company

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Officer

The Borrower acknowledges that it has read and understood all the provisions of this Note, including the confession of judgment and waiver of jury trial, and has been advised by counsel as necessary or appropriate.

Signature Page to First Amended and Restated Promissory Note (HNB/Retail)

BORROWER:

WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

HOF Village Retail II, LLC, a Delaware limited liability company

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Officer

The Borrower acknowledges that it has read and understood all the provisions of this Note, including the confession of judgment and waiver of jury trial, and has been advised by counsel as necessary or appropriate.

Signature Page to First Amended and Restated Promissory Note (HNB/Retail)

Lender:

CH CAPITAL LENDING, LLC,
a Delaware limited liability company

By:	Holdings SPE Manager, LLC,
a Delaware limited liability company,
its Manager

By:	/s/ John A. Mase
	Name:	John A. Mase
	Title:	Chief Executive Officer

Reference is made to certain Term Loan Agreement (as amended, restated, supplemented, waived, or otherwise modified from time to time, the “Term Loan Agreement”), dated as of December 1, 2020, among the entities identified therein as co borrowers, and Aquarian Credit Funding LLC, as lead arranger, administrative agent, collateral agent and representative of the lenders party thereto, as assigned to CH Capital Lending, LLC, a Delaware limited liability company (in its capacity as Administrative Agent and in its capacity as Lender), on March 1, 2022, and all agreements, instruments, and promissory notes executed in connection with the Term Loan Agreement (in such capacity, “Administrative Agent”).

Although CH Capital Lending, LLC, in its capacity as Administrative Agent under the Term Loan Agreement is not a party to this Note, Administrative Agent, by its signature below, hereby consents to the provisions of this Note. Without limiting the foregoing, (a) the indebtedness evidenced by this Note shall be considered “Permitted Indebtedness” under the Term Loan Agreement, (b) the shares of HOFRECo Common Stock to be issued upon conversion of all or any portion of the indebtedness evidenced by this Note shall be considered “Permitted Equity Issuances” under the Term Loan Agreement, and (c) Administrative Agent hereby consents to the Security Interests granted to Lender under this Note.

Administrative Agent:

CH CAPITAL LENDING, LLC,
a Delaware limited liability company,
in its capacity as Agent

By:	Holdings SPE Manager, LLC,
a Delaware limited liability company,
its Manager

By:	/s/ John A. Mase
	Name:	John A. Mase
	Title:	Chief Executive Officer

Signature Page to First Amended and Restated Promissory Note (HNB/Retail)